Exhibit 10.6

Offer Letter - Burkhard Blank

May 16, 2023

Burkhard Blank

Dear Burkhard,

Congratulations! The MannKind team has been very impressed with your background and credentials, and we are genuinely pleased to offer you full-time employment with MannKind Corporation, in the exempt position of Executive Vice President, Research & Development/Chief Medical Officer. In this position, you will report directly to Michael E. Castagna, CEO. Your position will be based out of the Danbury office.

We will target your employment to commence May 24, 2023. Please be advised that this offer is contingent upon satisfactory background checks and receipt of results of a satisfactory drug screening test, and execution of pre-hire documents set forth herein. In the coming days, you will receive an email with information regarding the test, contact and locate information for the laboratory as well as the hours of operation. This screening test must be completed no later than one week from the date of this letter.

You will be paid on a bi-weekly basis, on a regular payroll schedule, in the amount of $16,923.08 equating to an annualized amount of $440,000.00.

Additionally, you will receive a one-time sign-on bonus in the gross amount of $100,000.00, less appropriate withholdings and other payroll deductions, payable in April 2024 in conjunction with 2023 Corporate Bonus payment in order to provide a full year 2023 bonus. In the event that the employee does not receive their outstanding $100,000.00 sign-on from current employer, MannKind will pay the employee a second sign on bonus in the amount of $130,000.00. The second sign on bonus will serve as payment for portion of time worked in May and the outstanding bonus from prior employer. Mannkind will pay the sign-on bonus within sixty (60) days from the start date, if one or both payments have not been made. By accepting this offer, you agree that, in the event that you voluntarily leave the Company, or if you are terminated by the Company for “cause”, within twelve (12) months following receipt of payment, you will repay the full amount of the payment, net any withholdings within thirty (30) days after the last day of your employment. By accepting this offer, you further agree that the Company may deduct this amount from any other amounts The Company owes you should you be obligated to repay this amount.

You will be eligible to participate in the MannKind Employee Bonus Plan, with a target bonus opportunity of 50% of annual earnings. Bonus awards will be based upon company-wide performance and your achievement of mutually agreed-upon milestones.

You will be eligible to participate in MannKind's Equity Incentive Plan, under which stock options and / or restricted stock may be awarded to you at a future date, as approved by the Board of Directors. At the next quarterly Board meeting, we will recommend that you be granted an equity award of 210,000 Restricted Stock Units (time-based RSUs with four which is comparable to grants made for other individuals in similar level positions throughout the company. This is not a guarantee for a specific number of stock units, but is only intended to provide you with an understanding of grant guidelines for your position. If your start date is less than two weeks prior to the next quarterly Board meeting, the recommendation will be submitted in the following quarter. Grants will begin vesting based on your hire date.

We have a substantial list of fringe benefits, including the following: 20 days PTO annually, which accrues on a bi-weekly basis; short term and long-term disability insurance; company paid life insurance; a 401(k) tax sheltered savings program; flexible spending accounts; health, vision and dental insurance, and paid holidays. The holidays and other time off benefits will be prorated based on your date of hire. All benefits, policies and rules are subject to change from time to time at the Company's discretion, in accordance with plan documents. All benefits outlined in this offer letter are contingent on your continuing employment with MannKind Corporation in a benefit eligible status. Most benefits begin the first of the month following date of hire.

After we receive your background results, you will receive a welcome email with a link to your personalized onboarding portal. Through this portal you will have access to most of the required MannKind policies and agreements that will require your signature prior to commencing employment, such as, the Employee Proprietary Information and Inventions Agreement, a Dispute Resolution Agreement, a Policy Against Insider Trading, Code of Business Conduct and Ethics, and an Employee Acknowledgement Form, required after reading the MannKind Employee Sourcebook. Of course, the company may require additional policies or agreements to be signed and acknowledged in the future.

Employment at MannKind is at will, which means that either you or MannKind can end the employment relationship at any time, and for any reason or for no reason, with or without cause or notice. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and cannot be modified or amended except in writing by an officer of the company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This at-will employment relationship cannot be changed except in writing as approved by the Board of Directors of MannKind.

We appreciate the energy and enthusiasm you demonstrated during our interview and selection process and we look forward to a favorable response to our offer. We have many exciting challenges ahead and believe you can make a significant contribution to MannKind.

Please sign and date this letter by May 19, 2023 and return it to me to indicate your acceptance of this written offer of employment.

If you should have any questions, please don't hesitate to contact me.

Sincerely,/s/ Karen Anderson

Karen Anderson

Head of Talent Acquisition

I have carefully read and understand all of the terms of the above letter and freely and voluntarily accept and agree to all of its terms. I represent that, in agreeing to this offer letter, I am not relying on any representations or promises of any kind other than set forth in this letter. I further represent that, as of the date hereof, I am not subject to any non-competition obligations owed to a former employer.

/s/ Burkhard BlankBurkhard Blank

5/23/2023